UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2011

V.F. CORPORATION
(Exact name of registrant as specified in charter)

Pennsylvania	1-5256	23-1180120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina 27408
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 424-6000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation

On December 8, 2011, V.F. Corporation (the “Company”) and certain of its subsidiaries, as borrowers, entered into a Five-Year Revolving Credit Agreement (the “Credit Agreement”) with the lenders named therein (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent and J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent.  The Credit Agreement has a stated termination date of December 8, 2016.  Subject to the terms and conditions of the Credit Agreement, the Company may request two extensions of the stated termination date for additional periods of one year each.  Under the Credit Agreement, the Lenders have agreed to provide advances in an aggregate principal amount of up to $1.25 billion.  Interest on the borrowings under the Credit Agreement will be at the applicable base rate or at LIBOR, plus an applicable margin and facility fees are also payable.  Borrowings under the Credit Agreement may be used for general corporate purposes of the Company, including, without limitation, acquisitions, repurchases of outstanding shares of the Company’s common stock and other lawful corporate purposes.  In connection with the Credit Agreement entered into on December 8, 2011, the Company’s Credit Agreements dated October 15, 2007 (the “Old Domestic Credit Agreement”) and October 26, 2007 (the “Old International Credit Agreement”) were terminated on December 8, 2011.  The Old Domestic Credit Agreement was by and among the Company, as borrower, Bank of America, N.A., as administrative agent and swing line lender, Citibank, N.A., as syndication agent, Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents, Banc of America Securities LLC and Citigroup Global Markets Inc., as lead arrangers and book managers and joint bookrunners, and Wachovia Capital Markets, LLC, as joint bookrunner.  Under the Old Domestic Credit Agreement, which was scheduled to terminate on October 15, 2012, the lenders agreed to provide advances in an aggregate principal amount of up to $1 billion; all of the other terms and conditions were substantially similar to the Credit Agreement entered into on December 8, 2011 (other than terms relating to foreign borrowers or non-U.S. dollar loans).  The Old International Credit Agreement was by and among the Company, as guarantor, VF Investments S.A.R.L., VF Europe BVBA, and VF International S.A.G.L., as borrowers, J.P. Morgan Europe Limited, as administrative agent, ABN AMRO Bank N.V., as documentation agent, and HSBC Bank PLC, as syndication agent.  Under the Old International Credit Agreement, which was scheduled to terminate on October 26, 2012, the lenders agreed to provide advances in an aggregate principal amount of up to €250 million; all of the other terms and conditions were substantially similar to the Credit Agreement entered into on December 8, 2011 (other than terms relating to domestic borrowers or U.S. dollar loans).

The terms of the Credit Agreement include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature.  Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults on other indebtedness, the Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and declare any outstanding obligations under the Credit Agreement immediately due and payable.  In addition, in the event of an actual or deemed entry of an order for relief with respect to the Company or any significant subsidiary of the Company under applicable bankruptcy laws, the obligation of each Lender to make advances shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties' rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement.  The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(c)      Exhibits

The following are furnished as exhibits to this report:

10.1
Five-Year Revolving Credit Agreement by and among V.F. Corporation, VF Investments S.A.R.L. and VF Enterprises S.A.R.L. as borrowers, lenders named therein , JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
Date:	December 12, 2011	By:	/s/ Laura C. Meagher
			Name:	Laura C. Meagher
			Title:	Vice President—Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.                                Description

10.1
Five-Year Revolving Credit Agreement by and among V.F. Corporation, VF Investments S.A.R.L. and VF Enterprises S.A.R.L. as borrowers, lenders named therein , JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent.